Exhibit 23.1

AUDITOR GENERAL OF CANADA	VÉRIFICATEUR GÉNÉRAL DU CANADA

CONSENT OF INDEPENDENT AUDITOR

I consent to the incorporation by reference, in the Government of Canada’s prospectus dated February 20, 2015 included in the Government of Canada’s Amendment No. 1 to its Registration Statement under Schedule B of the Securities Act of 1933, of my independent auditor’s report dated September 4, 2014 to the Minister of Finance on the Government of Canada’s condensed consolidated statement of financial position as at March 31, 2014, the condensed consolidated statement of operations and accumulated deficit, condensed consolidated statement of change in net debt and condensed consolidated statement of cash flow for the fiscal year then ended and related notes, attached to the Government of Canada’s Amendment no. 4 to its Annual Report on Form 18-K for the fiscal year ended March 31, 2014 filed on October 10, 2014.

I have not performed any procedures subsequent to the date of this consent.

This letter is provided to meet the requirements pursuant to the Securities Act of 1933 and the Securities Exchange Act of 1934 and not for any other purposes.

/s/ Michael Ferguson
Michael Ferguson, CPA, CA FCA (New Brunswick)
Auditor General of Canada

February 20, 2015
Ottawa, Canada